Exhibit 10.9

STEVEN A. GRIGG
NONCOMPETITION AGREEMENT

THIS NONCOMPETITION AGREEMENT (this “Agreement”) is entered into as of December 20, 2005 by and between Republic Property Trust, a Maryland real estate investment trust (the “Company”) and Steven A. Grigg (the “Executive”).

WHEREAS, the Company and Republic Property Limited Partnership, a Delaware limited partnership and wholly owned operating partnership subsidiary of the Company (the “Operating Partnership”), are engaging in various related transactions pursuant to which, among other things, (i) the Operating Partnership would acquire interests in various limited liability companies that own real estate properties, and (ii) the Company would effect an initial public offering of its common shares of beneficial interest, par value $0.01 per share, and contribute the proceeds therefrom for a like number of units of partnership interest in the Operating Partnership (the “IPO”, and together with the other transactions in connection therewith, the “IPO Transactions”);

WHEREAS, concurrently with the execution and delivery of this Agreement, the Company and the Executive are entering into an Employment Agreement dated as of the date hereof, pursuant to which, among other things, the Company has agreed to employ the Executive, and the Executive has agreed to be employed by the Company, in accordance with the terms thereof (the “Employment Agreement”); and

WHEREAS, the Company and the Executive agree that, as part of the IPO Transactions, the Executive will not engage in competition with the Company and will refrain from taking certain other actions pursuant to the terms and conditions hereof in an effort to protect the Company’s legitimate business interests and goodwill and for other business purposes.

NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the parties hereto agree as follows:

1.             Noncompetition.  The Executive agrees with the Company that for the longer of (i) the three-year period beginning on the date of this Agreement or (ii) the period during which the Executive is employed by the Company (or any successor thereto) or its subsidiaries or Affiliates (as defined in the Employment Agreement) (collectively, the “REIT”), and for one and one-half (1-1/2) years thereafter (the “Restricted Period”), the Executive will not engage in any business involving the development, construction, acquisition, ownership or operation of institutional grade office property real estate (the “Company Business”), whether such business is conducted by the Executive individually or as a principal, partner, member, stockholder, director, trustee, officer, employee or independent contractor of any Person (as defined below); provided, however, that this Section 1 shall not be deemed to prohibit any of the following:  (a) any of the real estate (and real estate-related) activities listed on Schedule A hereto and the Executive’s ownership, marketing, sale, transfer or exchange of any of the Executive’s interests in any of the properties or entities listed on Schedule A hereto, (b) the direct or indirect ownership by the Executive of up to five percent of the outstanding equity interests of any public company, (c) any activities with respect to Non-Office Building Real Estate, including, without limitation, residential, hotel, retail, industrial or recreational, and (d) a direct or indirect ownership by the Executive of equity or similar ownership interests of any corporation, partnership, limited liability company, joint venture, association or other entity that is not a public company, provided that in the case of this clause (d) the Executive is not involved in the management or operation of such Person or its business (as a director, trustee, officer, employee or otherwise) and such Person is not engaged in the Company Business.   Notwithstanding the foregoing, during the one and one-half (1-1/2) year “tail” period included in the Restricted Period, the restrictions set forth in this Section 1 shall apply only within the following “Restricted Areas”: (I) the District of Columbia and the states of Maryland and Virginia; and (II) the area within a 50-mile radius of any property owned or leased by the REIT, as of the date of the Executive’s termination of employment.  For purposes of this Agreement, (i) “Person” means any individual, firm, corporation, partnership, company, limited liability company, trust, joint venture, association or other entity, and (ii) “Non-Office Building Real Estate” means any real estate which has an office space component equal to five percent (5%) or less of such real estate’s total net rentable square footage. Notwithstanding the foregoing, if the Executive is not reelected as a member of the Board or the Executive is removed from the Board or the Executive resigns from the Board, the Restricted Period shall terminate on the date on which the Executive is neither a member of the Board nor an employee of the REIT if the Executive has either resigned from his employment with the REIT for Good Reason (as defined in the Employment Agreement) or been terminated by the REIT without Cause (as defined in the Employment Agreement).

2.             Nonsolicitation. The Executive agrees with the Company that for the longer of (i) the three-year period beginning on the date of this Agreement or (ii) the period during which the Executive is employed by the REIT, and for eighteen months thereafter, such Executive will not (a) directly or indirectly solicit, induce or encourage any employee or independent contractor to terminate their employment with the REIT or to cease rendering services to the REIT, and the Executive shall not initiate discussions with any such Person for any such purpose or authorize or knowingly cooperate with the taking of any such actions by any other Person, or (b) hire (on behalf of the Executive or any other person or entity) any employee who has left the employment of the REIT (or any predecessor thereof) within one year of the termination of such employee’s employment with the REIT.

3.             Reasonable and Necessary Restrictions.  The Executive acknowledges that the restrictions, prohibitions and other provisions hereof, including, without limitation, the Restricted Area, the Restriction Period and the restriction period set forth in Section 2, are reasonable, fair and equitable in terms of duration, scope and geographic area, are necessary to protect the legitimate business interests of the REIT, and are a material inducement to the Company to enter into this Agreement and the Employment Agreement.

4.             Specific Performance.  The Executive acknowledges that the obligations undertaken by such Executive pursuant to this Agreement are unique and that the Company likely will have no adequate remedy at law if the Executive shall fail to perform any of such Executive’s obligations hereunder, and the Executive therefore confirms that the Company’s right to specific performance of the terms of this

Agreement is essential to protect the rights and interests of the Company.  Accordingly, in addition to any other remedies that the Company may have at law or in equity, the Company shall have the right to have all obligations, covenants, agreements and other provisions of this Agreement specifically performed by the Executive, and the Company shall have the right to obtain preliminary and permanent injunctive relief to secure specific performance and to prevent a breach or contemplated breach of this Agreement by the Executive.  The Executive hereby acknowledges and agrees that the Company shall not be required to post bond as a condition to obtaining or exercising such remedies, and the Executive hereby waives any such requirement or condition.

5.             Miscellaneous Provisions.

(a)           Assignment; Binding Effect.  This Agreement may not be assigned by the Executive, but may be assigned by the Company to any successor to its business or to any subsidiary or Affiliate of the Company and will inure to the benefit of and be binding upon any such successor.  Subject to the foregoing provisions restricting assignment, all covenants and agreements in this Agreement by or on behalf of any of the parties hereto shall bind and inure to the benefit of the respective successors, assigns, heirs, and personal representatives.

(b)           Entire Agreement.  This Agreement, together with the Employment Agreement, constitutes the entire agreement between the parties hereto with respect to the matters set forth herein and supersedes and renders of no force and effect all prior oral or written agreements, commitments and understandings among the parties with respect to the matters set forth herein.

(c)           Amendment.  Except as otherwise expressly provided in this Agreement, no amendment, modification or discharge of this Agreement shall be valid or binding unless set forth in writing and duly executed by each of the parties hereto.

(d)           Waivers.  No waiver by a party hereto shall be effective unless made in a written instrument duly executed by the party against whom such waiver is sought to be enforced, and only to the extent set forth in such instrument.  Neither the waiver by either of the parties hereto of a breach or a default under any of the provisions of this Agreement, nor the failure of either of the parties, on one or more occasions, to enforce any of the provisions of this Agreement or to exercise any right or privilege hereunder shall thereafter be construed as a waiver of any subsequent breach or default of a similar nature, or as a waiver of any such provisions, rights or privileges hereunder.

(e)           Severability.  If fulfillment of any provision of this Agreement, at the time such fulfillment shall be due, shall transcend the limit of validity prescribed by law, then the obligation to be fulfilled shall be reduced to the limit of such validity; and if any clause or provision contained in this Agreement operates or would operate to invalidate this Agreement, in whole or in part, then such clause or provision only shall be held ineffective, as though not herein contained, and the remainder of this Agreement shall remain operative and in full force and effect. Notwithstanding the foregoing, in the event that the restrictions against engaging in competitive activity contained in this Agreement shall be determined by any court of competent jurisdiction to be unenforceable by reason of their extending for too great a period of time or over too great a geographical area or by reason of their being too extensive or unreasonable in any other respect, the Agreement shall be interpreted to extend only over the maximum period of time for which it may be enforceable and over the maximum geographical area as to which it may be enforceable and to the maximum extent in all other respects as to which it may be enforceable, all as determined by such court in such action and the court may limit the application of any other provision or covenant, or modify any such term, provision or covenant and proceed to enforce this Agreement as so limited or modified.  To the extent necessary, the parties shall revise the Agreement and enter into an appropriate amendment to the extent necessary to implement any of the foregoing.

(f)            Governing Law; Jurisdiction.  This Agreement, the rights and obligations of the parties hereto, and any claims or disputes relating thereto, shall be governed by and construed in accordance with the laws of the District of Columbia, but not including the choice-of-law rules thereof.

(g)           Headings.  Section and subsection headings contained in this Agreement are inserted for convenience of reference only, shall not be deemed to be a part of this Agreement for any purpose, and shall not in any way define or affect the meaning, construction or scope of any of the provisions hereof.

(h)           Executive’s Acknowledgement. The Executive acknowledges (i) that he has had the opportunity to consult with independent counsel of his own choice concerning this Agreement, and (ii) that he has read and understands this Agreement, is fully aware of its legal effect, and has entered into it freely based on his own judgment.

(i)            Notices.  All notices, requests, demands, and other communications hereunder shall be in writing and shall be deemed to have been delivered (i) when physically received by personal delivery (which shall include the confirmed receipt of a telecopied facsimile transmission), or (ii) three business days after being deposited in the United States certified or registered mail, return receipt requested, postage prepaid or (iii) one business day after being deposited with a nationally known commercial courier service providing next day delivery service (such as Federal Express), to the following addresses:

(i)                                     if to the Executive, to the address set forth in the records of the Company

(ii)                                  if to the Company

Republic Property Trust

1280 Maryland Avenue

Suite 280

Washington, D.C. 20024

Attn:  Mark R. Keller

Facsimile No.: (202) 863-4049

with copies in either case (which shall not constitute notice) to:

Hogan & Hartson L.L.P.

555 13th Street, NW

Washington, DC 20004

Attention:  Stuart A. Barr, Esq.

Facsimile:  (202) 637-5910

(j)            Execution in Counterparts.  To facilitate execution, this Agreement may be executed in as many counterparts as may be required.  It shall not be necessary that the signature of or on behalf of each party appears on each counterpart, but it shall be sufficient that the signature of or on behalf of each party appears on one or more of the counterparts.  All counterparts shall collectively constitute a single agreement.

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IN WITNESS WHEREOF, each of the undersigned has executed and delivered this Agreement, or caused this Agreement to be duly executed on its behalf, as of the date first set forth above.

THE EXECUTIVE:

/s/ Steven A. Grigg
STEVEN A. GRIGG

THE COMPANY:

REPUBLIC PROPERTY TRUST

By:	/s/ Mark R. Keller
Name: Mark R. Keller
Title: Chief Executive Officer

Schedule A

EXCLUDED PROPERTIES, INTERESTS AND ACTIVIITES

1.               Ownership of interests in the following entities, or any entities controlled by, controlling or under common control with any of the following entities,(provided such entities do not own or acquire interests in any other properties not presently owned by such entities, including services as a member, director or officer of any such entity:

Downtown Properties Corporation

Republic Square Limited Partnership

25 Massachusetts Avenue Partners LLC

25 Massachusetts Avenue Property LLC

660 North Capitol Street Partners LLC

660 North Capitol Street Property LLC

Republic Properties Corporation

Portals Development Associates Limited Partnership

Portals Interests LLC

Portals Northside LLC

47D Holdings LLC

Parcel 47D LLC

Parcel 47E LLC

Parcel 47F LLC

Parcel 49 B Limited Partnership

Parcel 49C Limited Partnership

Carolina Park Associates, LLC

Kramer/Republic LLC

Republic-Charleston, LLC

Republic CP IV Investors LLC

RKB/Republic Capital LLC

Datura & Olive Developer LLC

RWPB Investors LLC

Western Associates Limited Partnership

CPT Holdings, Inc.

Miscellaneous Interests in Entities That Do Not Hold Real Estate And Do Not Constitute Operating Businesses:

RKB/Republic Capital LLC

Republic Management LLC

Republic Fund I LLC

2.               Ownership of any real property owned by any of the entities referred to in paragraph 1 of this Schedule A as of the date of this Agreement (for the avoidance of doubt, all such real property owned by any such entities as of the date of this Agreement shall be deemed to constitute “properties listed on Schedule A” for purposes of Section 1(I) of the Agreement).

3.               Any of the real estate activities carried on by any of the entities referred to in Section 1 to the extent that such activities relate to the real estate presently owned by such entities.